Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

The Gap, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.05 par value	Other	25,000,000 (2)	$7.44 (3)	$186,000,000 (3)	$0.00011020	$20,497.20 (3)
Total Offering Amounts					$186,000,000		$20,497.20
Total Fee Offsets							$0
Net Fee Due							$20,497.20

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers any additional shares of Common Stock of The Gap, Inc. (the “Registrant”) that become issuable under The Gap Inc. 2016 Long-Term Incentive Plan (the “LTIP”), in each case, by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2) On May 9, 2023, the Registrant’s stockholders approved an increase of 25,000,000 shares of the Registrant’s Common Stock authorized for issuance under the LTIP.
(3) Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant’s Common Stock on May 25, 2023, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources
N/A